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EXHIBIT 10.3

MANAGEMENT AGREEMENT

        THIS MANAGEMENT AGREEMENT ("Agreement") is made and entered into as of the [            ]th day of [                        ], 2005, by and between DIVIDEND CAPITAL TOTAL REALTY TRUST INC., a Maryland corporation ("Owner"), and DIVIDEND CAPITAL PROPERTY MANAGEMENT LLC., a Colorado limited liability company ("Manager").

WITNESSETH:

        WHEREAS, Owner intends to raise money from the sale of stock for the acquisition or construction of income-producing properties; and

        WHEREAS, Owner intends to employ Manager to manage the properties to be acquired by the Owner; and

        WHEREAS, Owner and Manager are entering into this Agreement to establish the terms and conditions for such services.

        NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

        Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement:

        "Gross Revenues" means all amounts actually collected as rents or other charges for the use and occupancy of Properties, but shall exclude interest and other investment income of Owner and proceeds received by Owner for a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of Owner.

        "Improvements" means all buildings, structures and equipment from time to time located on Properties and all parking and common areas located on Properties.

        "Lease" means, unless the context otherwise requires, any lease or sublease made by Owner as landlord or by its predecessor.

        "Management Fee" means the fee payable to Manager for its services hereunder.

        "Properties" means all tracts (including all buildings and other improvements and property of Owner located thereon) as yet unspecified but to be acquired by Owner, specified in writing by Owner to be managed by Manager, and included in Schedule I hereto, containing income-producing improvements or on which Owner will construct income-producing improvements.

ARTICLE II

APPOINTMENT OF MANAGER; SERVICES TO BE PERFORMED

        2.1    Appointment of Manager.    Owner hereby engages and retains Manager as its sole and exclusive agent and manager of the Properties, and Manager hereby accepts such appointment on the terms and conditions hereinafter set forth, it being understood that this Agreement shall cause Manager to be, at law, Owner's agent upon the terms contained herein.

        2.2    General Duties.    Manager shall devote its best efforts to performing its duties hereunder to manage, operate and maintain the Properties in a diligent, careful and vigilant manner. The services of Manager are to be of scope and quality not less than and similar to those generally performed by professional property managers of other similar properties in the area. Manager shall make available to

Owner the full benefit of the judgment, experience and advice of the members of Manager's organization and staff with respect to the policies to be pursued by Owner relating to the operation of the Properties.

        2.3    Specific Duties.    Manager's duties include the following:

          (a)    Lease Obligations.    Manager shall perform all duties of the landlord under all Leases insofar as such duties relate to operation, maintenance, and day-to-day management. Manager shall also provide or cause to be provided, at Owner's expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under Leases, normal repairs and maintenance, and cleaning, and janitorial service. Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant which are either expressly required under the terms of the Lease of such space or which are customarily provided to tenants.

          (b)    Maintenance.    Manager shall cause the Properties to be maintained in the same manner as similar properties in the area. Manager's duties and supervision in this respect shall include, without limitation, cleaning of the interior and the exterior of the Improvements and the public common areas on the Properties and the making and supervision of repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Agreement and the Leases. Non-budgeted expenses for any individual item of work which are not reimbursed by a tenant shall not exceed the sum of $1,000 unless specifically authorized in advance by Owner, provided that emergency repairs which are immediately necessary for the preservation or safety of the Properties, or for the safety of occupant or other persons, or required to avoid the suspension of any necessary service of the Properties may be made by Manager without prior approval of Owner if under the circumstances Owner cannot be conveniently notified before the required emergency repairs must be done.

          (c)    Notice of Violations.    Manager shall forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate.

          (d)    Personnel.    In the event Owner notifies Manager of the necessity of Manager employing additional personnel to manage the Properties, Manager shall cause to be hired personnel to maintain and operate the Properties. The persons so hired shall be the employees or independent contractors of Manager and not of Owner. Manager shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.

          (e)    Utilities and Supplies.    Manager shall, on behalf of Owner, enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar rental property in the area, or as it, in its reasonable judgment, shall deem prudent, provided that Manager shall submit to Owner for its approval such contracts for items of expense which are not reimbursable by tenants. Unless Owner notifies Manager of its disapproval of any such contract within 10 days after receipt thereof, Owner shall be deemed to have approved such contract. Manager shall also purchase all supplies which Manager shall deem necessary to maintain and operate the Properties, provided that no such purchase which is not in the ordinary course of business or which is of a nature not reimbursed by tenants shall be made by Manager without the prior consent of Owner.

          (f)    Expenses.    Manager shall analyze all bills received for services, work and supplies in connection with the maintaining and operating the Properties, pay all such bills, and, if requested by Owner, pay, when due, utility and water charges, sewer rent and assessments, and any other amount payable in respect to the Properties. All bills shall be paid by Manager within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request. It is understood that the payment of real property taxes and assessment and insurance premiums will be paid out of the Account (as hereinafter defined) by Manager at the direction of Owner. All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

          (g)    Monies Collected.    Manager shall collect all rent and other monies from tenants and any sums otherwise due Owner with respect to the Owner in the ordinary course of business. In collecting such monies, Manager shall inform tenants of the Owner that all remittances are to be in the form of a check, wire transfer or money order. Owner authorizes Manager to request, demand, collect and receipt for all such rent and other monies and to institute legal proceedings in the name of Owner for the collection thereof and for the dispossession of any tenant in default under its Lease. Manager shall not, however, compromise with any tenant or waive Owner's rights under any Lease without Owner's consent.

          (h)    Banking Account.    Manager shall establish and maintain a separate checking account (the "Account"). All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Agreement for the purposes of performing the obligations of Manager hereunder. No monies collected by Manager on Owner's behalf shall be commingled with funds of Manager. The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

              (i)  All sums received from rents and other income from the Owner shall be promptly deposited by Manager in the Account. Manager shall have the right to designate two or more persons who shall be authorized to draw against the Account, but only for purposes authorized by this Agreement.

             (ii)  All sums due to Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Properties and shall be paid and/or withdrawn by Manager from the Account prior to the making of any other disbursements therefrom.

            (iii)  By the 20th day of each month, Manager shall forward to Owner net operating proceeds from the preceding month, retaining at all times, however a reserve of $5,000.

          (i)    Tenant Complaints.    Manager shall maintain business-like relations with the tenants of the Properties.

          (j)    Signs.    Manager shall place and remove, or cause to be placed and removed, such signs upon the Properties as Manager deems appropriate, subject, however, to the terms and conditions of the Leases and to any applicable ordinances and regulations.

          (k)    Other Services.    Manager shall recommend from time to time to Owner such procedures with respect to the Properties as Manager may deem advisable for the most efficient and economic management services which normally are performed in connection with the operation of first-class office and commercial buildings, residential buildings or other buildings, as applicable, and perform all services normally provided to similar premises, without additional charges to Owner.

        2.4    Approval of Leases, Contracts, Etc.    Manager shall not approve the execution of or otherwise enter into or bind Owner with respect to Leases or any contract or agreement without the prior consent of Owner; provided that without such consent, except to the extent required under Section 2.3(e), Manager may enter into any contracts or agreements (excluding Leases of space in the

Properties) on behalf of Owner in the ordinary course of the management, operation and maintenance of the Properties for the obtaining of utility, maintenance or other services to the Properties; and further provided that without such consent, Manager may enter into any contracts or agreements on behalf of Owner, in the case of casualty, breakdown in machinery or other similar emergency, if in the opinion of Manager emergency action or immediate approval for the commencement of repairs is necessary to prevent additional damage or greater total expenditure or to protect the Properties from damage or prevent default on the part of Owner under any of the Leases, in which event such action taken shall be taken concurrently with prompt notice to Owner.

        2.5    Accounting, Records and Reports.

          (a)    Records.    Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Properties. Such records shall be maintained on a double entry basis. Owner and persons designated by Owner shall at all reasonable time have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Owner and this Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to Owner, at a place recommended by Manager and approved by Owner.

          (b)    Monthly Reports.    On or before the 15th day of each month following the month for which such report or statement is prepared and during the term of this Agreement, Manager shall prepare and submit to Owner the following reports and statements:

              (i)  Rental collection record in a form to be agreed upon by Manager and Owner;

             (ii)  Monthly operating statement in a form to be agreed upon by Manager and Owner;

            (iii)  Copy of cash disbursements ledger entries for such month;

            (iv)  Copy of cash receipts ledger entries for such month;

             (v)  The original copies of all contracts entered into by Manager on behalf of Owner during such month; and

            (vi)  Copy of ledger entries for such month relating to security deposits maintained by Manager.

          (c)    Budgets and Leasing Plans.    Not later than 30 days before the anniversary of this Agreement and any extensions thereof, Manager shall prepare and submit to Owner for its approval an operating budget and a marketing and leasing plan on the Properties for the calendar year immediately following such submission. The budget and leasing plan shall be in the form of the budget and plan approved by Owner prior to the date thereof. As often as reasonably necessary during the period covered by any such budget, Manager may submit to Owner for its approval an updated budget or plan incorporating such changes as shall be necessary to reflect cost over-runs and the like during such period. If Owner does not disapprove any such budget within 30 days after receipt thereof by Owner, such budget shall be deemed approved. If Owner shall disapprove any such budget or plan, it shall so notify Manager within said 30-day period and explain the reasons therefor.

          (d)    Returns Required by Law.    Managers shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.

          (e)    Notices.    Promptly after receipt, Manager shall deliver to Owner all notices, from any tenant, or any governmental authority, that are not of a routine nature. Manager shall also report expeditiously to Owner notice of any extensive damage to any part of the Properties.

        2.6    Delegation of Management Functions.

        Owner hereby agrees that Manager may engage a third party to perform the daily management functions with respect to each of the Properties.

ARTICLE III

EXPENSES

        3.1    Owner's Expenses.    Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager shall be for the account of and on behalf of Owner. Such costs and expenses may include salaries and other employee-related expenses, and all legal, travel and other out-of-pocket expenses which are directly related to the management of specific Properties, to the extent permitted by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association, Inc. All costs and expenses for which Owner is responsible under this Agreement shall be paid by Manager out of the Account. In the event said account does not contain sufficient funds to pay all said expenses, Owner shall fund all sums necessary to meet such additional costs and expenses.

        3.2    Manager's Expenses.    Managers shall, out of its own funds, pay all of its general overhead and administrative expenses.

ARTICLE IV

MANAGER'S COMPENSATION

        4.1    Management Fee.    Commencing on the date hereof, Owner shall pay Manager, as compensation for its services hereunder an amount equal to a market based percentage of the annual gross revenues of each of the Owner's Properties managed by the Manager ("Management Fee"), as specified in Schedule I hereto. The actual percentage will be variable and is dependent upon geographic location and product type (such as office, industrial, retail, multifamily and other property types). In addition, Owner may pay the Manager a separate fee for the one-time rent-up or lease-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm's length transactions by others rendering similar services in the same geographic area for similar properties, as determined by a survey of brokers and agents in such area (customarily equal to the first month's rent).

        4.2    Audit Adjustment.    If any audit of the records, books or accounts relating to the Properties discloses an underpayment of Management Fees, Owner shall promptly pay to Manager the amount of such underpayment, and if such audit discloses an overpayment of management fees, the next payment due by Owner hereunder shall be reduced by the amount of such overpayment. If such audit discloses an overpayment of Management Fees for any fiscal year, Manager shall bear the cost of such audit.

ARTICLE V

INSURANCE AND INDEMNIFICATION

        5.1    Insurance to be Carried.

          (a)   The Properties shall be insured by Owner against such hazards as Owner shall deem appropriate. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager.

          (b)   Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer's liability insurance applicable to and covering all employees of Manager located in such state and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurers naming Owner as a co-insured and evidencing that such insurance is in effect. If any work under this Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.

        5.2    Cooperation with Insurers.    Manager shall cooperate with and provide reasonable access to the Owner to representatives of insurance companies and insurance brokers or agents with respect to insurance which is in effect or for which application has been made. Manager shall use its best efforts to comply with all requirements of insurers.

        5.3    Accidents and Claims.    Manager shall promptly investigate and shall report in detail to Owner all accidents, claims for damage relating to the Properties, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly and any report not so given within 10 days after the occurrence of any such accident, claim, damage or destruction shall be noted in the monthly report delivered to Owner pursuant to section 2.5(b). Manager is authorized to settle any claim against an insurance company not exceeding $500 arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds. If a claim against an insurance company exceeds $500, Manager shall take no action specified in the immediately preceding sentence with respect thereto without the approval of Owner.

        5.4    Indemnification.    The Owner shall not provide for indemnification of the Manager for any loss or liability suffered by the Manager, nor shall it provide that the Manager be held harmless for any loss or liability suffered by the Owner, unless all of the following conditions are met:

          (a)   The Manager has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Owner;

          (b)   The Manager was acting on behalf of or performing services for the Owner;

          (c)   Such liability or loss was not the result of negligence or misconduct by the Manager; and

          (d)   Such indemnification or agreement to hold harmless is recoverable only out of the Owner's net assets and not from its shareholders.

        Notwithstanding the foregoing, the Manager shall not be indemnified by the Owner for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by the Manager unless one or more of the following conditions are met:

          (a)   There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Manager;

          (b)   Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Manager; or

          (c)   A court of competent jurisdiction approves a settlement of the claims against the Manager and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Owner were offered or sold as to indemnification for violation of securities laws.

        The advancement of the Owner's funds to the Manager for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

          (a)   The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Owner;

          (b)   The legal action is initiated by a third party who is not a shareholder or the legal action is initiated by a shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and

          (c)   The Manager undertakes to repay the advanced funds to the Owner, together with the applicable legal rate of interest thereon, in cases in which the Manager is found not to be entitled to indemnification.

ARTICLE VI

TERM

        6.1    Term.    This Agreement shall commence on the date first above written and shall continue until terminated in accordance with the earliest to occur of the following:

          (a)   One year from the date of the commencement of the term hereof. However, this Agreement will be automatically extended for an additional one year period at the end of each year unless Owner or Manager gives sixty (60) days written notice of its intention to terminate the Agreement;

          (b)   Sixty (60) days after prior written notice of intention to terminate the Agreement given by Owner or Manager;

          (c)   Upon any change in control of Manager, unless Owner consents to such change; or

          (d)   Immediately upon the occurrence of any of the following:

              (i)  A decree or order is rendered by a court having jurisdiction

              (1)   adjudging Manager as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or

              (2)   appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs, or

             (ii)  Manager (A) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (B) consents to the filing of a bankruptcy proceeding against it, (C) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (D) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (E) makes an assignment for the benefit of creditors, (F), is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of Owner, or (G) takes corporate or other action in furtherance of any of the aforesaid purposes.

        Upon termination, the obligations of the parties hereto shall cease, provided that Manager shall comply with the provisions hereof applicable in the event of termination and shall be entitled to receive all compensation which may be due Manager hereunder up to the date of such termination, and provided, further, that if this Agreement terminates pursuant to clause (d) above, Owner shall have other remedies as may be available at law or in equity.

        6.2    Manager's Obligations after Termination.    Upon the termination of this Agreement, Manager shall have the following duties:

          (a)   Manager shall deliver to Owner, or its designee, all books and records with respect to the Properties and/or the Owner.

          (b)   Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Manager. Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation and maintenance of the Properties.

          (c)   Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of Management Fees claimed to be due Manager and shall cause funds of Owner held by Manager relating to the Properties to be paid to Owner or its designee.

ARTICLE VII

MISCELLANEOUS

        7.1    Notices.    All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respective name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 7.1.

Owner:	Dividend Capital Total Realty Trust Inc. 518 17th Street Suite 1700 Denver, Colorado 80202
Manager:	Dividend Capital Property Management LLC 518 17th Street Suite 1700 Denver, Colorado 80202

        7.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

        7.3    Assignment.    Manager may delegate partially or in full its duties and rights under this Agreement but only with the prior written consent of Owner. Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

        7.4    No Waiver.    The failure of Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Agreement, shall not constitute a waiver thereof for the future.

        7.5    Amendments.    This Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

        7.6    Headings.    The headings of the various subdivisions of this Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

        7.7    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected thereon as the signatories.

        7.8    Entire Agreement.    This Agreement contains the entire understanding and all agreements between Owner and Manager respecting the management of the Properties. There are no representations, agreements, arrangements or understandings, oral or written, between Owner and Manager relating to the management of the Properties that are not fully expressed herein.

        7.9    Disputes.    If there shall be a dispute between Owner and Manager relating to this Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys' fees.

        7.10    Activities of Manager.    The obligations of Manager pursuant to the terms and provisions of this Agreement shall not be construed to preclude Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with the Properties or the business of Owner.

        7.11    Independent Contractor.    Manager and Owner shall not be construed as joint venturers or owners of each other pursuant to this Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Manager to Owner under this Agreement is that of an independent contractor.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Dividend Capital Total Realty Trust Inc.
By:
Name:	[ ]
Title:	President
Dividend Capital Property Management LLC
By:
Name:	[Evan H. Zucker]
Title:	Manager

SCHEDULE I

Property	Management Fee

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MANAGEMENT AGREEMENT